Exhibit 99.1

OmniComm Systems, Inc 2101 W. Commercial Blvd. Suite 3500 Fort Lauderdale, FL 33309 Phone: +1.954.473.1254 Fax: +1.954.473.1256 www.omnicomm.com

Anju Completes Merger With OmniComm Systems

FORT LAUDERDALE, September 18, 2019 – OmniComm Systems Inc. announced today that Anju Software Inc. has completed the acquisition of OmniComm Systems, Inc. (OTCQX: OMCM), a leading strategic software solutions provider to the life sciences industry. Under the terms of the agreement, OmniComm is now a wholly owned subsidiary of Anju, a provider of data software and services to life science companies, contract research organizations and medical device manufacturers. Anju is a privately owned, Abry Partners portfolio company.

The merger of OmniComm and Anju positions the combined organization as a leader in the eClinical solutions market, with particular expertise in electronic data capture and eSource. Anju is able to immediately add CTMS, eTMF, data migration and integration tools and dynamic reporting, integrated with the existing solutions, to the OmniComm suite of eClinical solutions. As part of the merger, OmniComm’s solutions, including its flagship TrialMaster® and TrialOne® products, will continue to be developed and supported with enhanced features to provide a complete eClinical suite.

“I have been working on this transaction with Anju for the past two years, and this merger represents the next chapter in OmniComm’s evolution from a small independent eClinical company into a more comprehensive global provider of software and services for the larger life sciences and medical device community,” said Randall Smith, Founder and Vice Chairman of OmniComm.

“By joining forces with Anju, we will accelerate our shared goal of becoming the best-in-class platform for eClinical solutions and clinical trials management,” added Stephen Johnson, President and CEO of OmniComm.

“I am glad that two years of discussions with OmniComm has culminated in the acquisition of OmniComm by Anju. With the financial backing of Abry Partners and the new technology available at Anju, we can realize the potential that both companies have to become the leader in providing software, data and services to the life sciences community,” said Kurien Jacob, Founder and Chairman of Anju Software.

“This merger positions Anju as the fastest-growing provider in the eClinical arena, and the complementary products of the two companies now form a truly comprehensive eClinical suite,” commented Marc Eigner, CEO of Anju.

Stockholders of OmniComm, holding at least a majority of the outstanding shares of voting stock, approved the merger agreement by written consent, and the closing occurred on September 18, 2019. With the completion of the transaction, shares of OmniComm’s common stock have been retired and shareholders have the right to receive $0.41032 per share, without interest, representing a 58% premium to the closing price on July 15, 2019, the day on which the merger was announced.

Fort Lauderdale, FL United States	Monmouth Junction, NJ United States	Southampton United Kingdom	Leiden The Netherlands	Tokyo Japan

OmniComm Systems, Inc. 2101 West Commercial Blvd. Suite 3500 Fort Lauderdale, FL 33309 USA Phone: +1.954.473.1254 Fax: +1.954.473.1256 www.omnicomm.com

Crosstree Capital Securities, LLC served as OmniComm’s financial advisor, and Foley & Lardner LLP served as OmniComm’s legal counsel in the transaction. Madison Park Group LLC served as Anju’s financial advisor, and Snell & Wilmer L.L.P. served as Anju’s legal counsel in the transaction.

About OmniComm Systems, Inc.

OmniComm is a healthcare technology company that provides web-based electronic data capture and eClinical solutions and related value-added services to pharmaceutical and biotech companies, contract research organizations and other clinical trial sponsors principally located in the United States, Europe and East Asia. OmniComm’s proprietary EDC and eClinical software applications – TrialMaster®, TrialOne®, eClinical Suite, Promasys®, IRTMaster, AutoEncoder and Acuity – allow clinical trial sponsors and investigative sites to securely collect, validate, transmit and analyze clinical trial data. OmniComm is headquartered in Fort Lauderdale, FL.

For more information about OmniComm, visit: www.omnicomm.com

About Anju Software, Inc.

Anju Software, Inc. is a leading provider of comprehensive software solutions to the life sciences industry that provides an integrated platform spanning clinical operations, medical affairs and commercial divisions, including integrated data intelligence. Anju has combined deep industry and software domain expertise to build a next generation platform for the life sciences sector that can scale to provide solutions that meet customers’ needs from “molecule to retirement.” Anju provides end-to-end software solutions that help customers manage mission-critical pharma processes and turn data into actionable insights. Anju solutions are used by large and small pharmaceutical companies, contract research organizations, full-service agencies and medical device companies. Anju is headquartered in Tempe, AZ.

For more information about Anju, visit: www.anjusoftware.com

About Abry Partners

Abry is one of the most experienced and successful sector-focused private equity investment firms in North America. Since its founding in 1989, the firm has completed over $82.0 billion of leveraged transactions and other private equity or preferred equity placements.  Currently, the firm manages over $5.0 billion of capital across its active funds.

Fort Lauderdale, FL United States	Somerset, NJ United States	Bonn Germany	Southampton United Kingdom	Leiden The Netherlands	Barcelona Spain	Tokyo Japan	Bengaluru India

OmniComm Systems, Inc. 2101 West Commercial Blvd. Suite 3500 Fort Lauderdale, FL 33309 USA Phone: +1.954.473.1254 Fax: +1.954.473.1256 www.omnicomm.com

For more information on Abry, please visit: www.abry.com

Contact

OmniComm Systems, Inc.

Phone: +1.954.473.1254

www.omnicomm.com

Fort Lauderdale, FL United States	Somerset, NJ United States	Bonn Germany	Southampton United Kingdom	Leiden The Netherlands	Barcelona Spain	Tokyo Japan	Bengaluru India